Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CLAIRE’S INC.

Claire’s Inc. was first incorporated under the laws of the State of Delaware as a Delaware corporation by filing a certificate of incorporation with the Secretary of State of the State of Delaware on March 19, 2007 under the name “Bauble Holdings Corp.”, and thereafter changed its name to “Claire’s Inc.” on June 11, 2007, converted to a Delaware limited liability company under the name “Claire’s Holdings LLC” on October 3, 2018 and converted to a Delaware corporation under the name “Claire’s Inc.” by filing its certificate of incorporation and certificate of conversion with the Secretary of State of the State of Delaware on                     , 2021. This Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, as amended and restated, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and by the written consent of stockholders entitled to vote thereon in accordance with Section 228 of the DGCL. The effective date of the Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.

This Certificate of Incorporation amends and restates in its entirety the certificate of incorporation of the Corporation to read as follows:

ARTICLE I – NAME

The name of the corporation is Claire’s Inc. (the “Corporation”).

ARTICLE II - REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL.

ARTICLE IV – PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V – CAPITAL STOCK

SECTION 1. Authorized Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is                      , which shall be divided into two classes consisting of                 shares of common stock, par value $0.01 per share (the “Common Stock”), and                     shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, and no separate vote of the holders of any of the Common Stock or the Preferred Stock shall be required therefor irrespective of Section 242(b)(2) of the DGCL.

SECTION 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide, without approval of the stockholders of the Corporation, for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in any such series, the voting powers (full, limited or no voting powers), the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any, the priorities, preferences and relative, participating, optional and other special rights, if any, and the qualification, limitations or restrictions thereof, of the shares of any such series and to file with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL describing such terms (a “Preferred Stock Designation”). Except as otherwise provided in a Preferred Stock Designation or required by law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.

SECTION 3. Common Stock.

(a) Voting. Except as otherwise provided in a Preferred Stock Designation or required by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including to a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL.

(b) Dividends. Subject to applicable law and any preferential dividend rights of the holders of any outstanding series of Preferred Stock provided in the relevant Preferred Stock Designation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. For the avoidance of doubt, the term “Liquidation Event” shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.

ARTICLE VI – BOARD OF DIRECTORS

SECTION 1. (a) Number; Term of Office. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board consisting of not less than five nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the Board. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(b) Election; Written Ballot Not Required. Directors shall be elected as provided in the By-Laws of the Corporation (as amended and/or restated from time to time, the “By-Laws”), and unless such By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

SECTION 2. Removal. Any director may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon.

SECTION 3. Vacancies. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock as provided in the relevant Preferred Stock Designation, any vacancies on the Board resulting from an increase in the authorized number of directors, or from the death, resignation, retirement, disqualification or removal of a director or from any other event may be filled by a majority vote of the directors then in office (even if they constitute less than a quorum) or by a sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of such director’s predecessor. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 4. Other Powers. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, to the fullest extent permitted by the DGCL and this Certificate of Incorporation.

ARTICLE VII - LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1. Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SECTION 2. Indemnification of Officers and Directors. Each person who is or was a director or officer of the Corporation shall, to the fullest extent permitted by the DGCL (as it presently exists or may hereafter be amended) be indemnified by the Corporation from time to time. Any amendment or repeal of this Article VII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

SECTION 3. Amendment, Repeal, Etc. No amendment or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption of an inconsistent provision. Nothing contained in this Certificate of Incorporation shall in any way terminate, limit, diminish or otherwise adversely affect any rights an officer or director of the Corporation may have under the certificate of incorporation of the Corporation as in effect at any time prior to the effectiveness of this Certificate of Incorporation, or under the By-Laws or any other agreement with the Corporation or otherwise.

SECTION 4. Interpretation. Any reference in this Article VII to an officer of the Corporation or to an officer of any other enterprise shall mean an officer of the Corporation appointed by the Board pursuant to the By-Laws or an officer of such other enterprise appointed by the board of directors or other governing body of such other enterprise pursuant to its governing documents, and the term officer, as used in this Article VII shall not be deemed to include an employee or other agent of the Corporation or any such other enterprise who is not an officer thereof so appointed, regardless of whether such person has been given the title “Vice President” or any other title that could be construed to suggest that such person is an officer of the Corporation or such other enterprise.

ARTICLE VIII - CORPORATE OPPORTUNITY

SECTION 1. Regulation of Certain Affairs. (a) In recognition and anticipation that Exempted Persons (as defined below) (i) currently or may in the future serve as directors, officers or agents of the Corporation or its Subsidiaries (as defined below), (ii) currently or may in the future have access to information about the Corporation and its Subsidiaries that may enhance each such Exempted Person’s knowledge and understanding of (A) the industries in which the Corporation and its Subsidiaries operate (collectively, “Acquired Knowledge”), (B) the activities in which the Corporation and its Subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap or compete with those in which the Corporation and its Affiliates (as defined below) and Subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Corporation or its Subsidiaries may engage directly or indirectly and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Corporation or its Subsidiaries may have an interest directly or indirectly, the provisions of this Article VIII are set forth to regulate and define, to the fullest extent permitted by applicable law, the conduct of certain affairs of the Corporation and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve an Exempted Person, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective direct or indirect partners, members, and stockholders in connection therewith.

(b) If any Exempted Person acquires knowledge of a potential Corporate Opportunity (as defined below) or otherwise is then utilizing any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that such Exempted Person, (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person (as defined below); and (iii) to the fullest extent permitted by law, shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty as a stockholder, director or officer of the Corporation or otherwise solely by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries. Notwithstanding the foregoing, the Corporation does not renounce, and the provisions of this paragraph shall not apply to, any Corporate Opportunity presented to an Exempted Person solely in their capacity as a director or officer of the Corporation.

(c) The Corporation hereby expressly acknowledges and agrees that the Exempted Persons have the right to, and shall have no duty not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty as a stockholder, director or officer of the Corporation or otherwise solely by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.

(d) The Corporation hereby acknowledges and agrees that, in relation to any Corporate Opportunity waived or renounced by the Corporation, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest of any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.

(e) The Corporation hereby acknowledges and agrees that, in relation to any Corporate Opportunity waived or renounced by the Corporation, Exempted Persons are not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

SECTION 2. Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

SECTION 3. Severability. If this Article VIII or any portion hereof shall be invalidated or held to be invalid or unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article VIII shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article VIII and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

SECTION 4. Effect. Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

SECTION 5. Definitions. For the purposes of this Article VIII,

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Sponsor Group” means each of Elliott Investment Management L.P. and Monarch Alternative Capital LP, individually and not jointly.

(c) “Sponsor Group Affiliated Person” means, each Sponsor Group and all of its partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Affiliates of such Sponsor Group, the directors designated for nomination by such Sponsor Group, or any officer of the Corporation that is an Affiliate of such Sponsor Group.

(d) “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.

(e) “Exempted Person” means any Sponsor Group Affiliated Person.

(f) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(g) “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a

Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

ARTICLE IX - STOCKHOLDER ACTION BY WRITTEN CONSENT;

STOCKHOLDER MEETINGS

SECTION 1. (a) Action by Written Consent. Any actions required or permitted to be taken by the holders of Common Stock entitled to vote at any annual or special meeting of the stockholders may be effected without a meeting by the written consent of such stockholders pursuant to Section 228 of the DGCL; provided that no such action may be effected except (i) by the stockholders that are Sponsor Group Affiliated Persons (as defined in Article VIII), which need not be subject to or in accordance with the provisions of this Article IX, (ii) by stockholders other than stockholders that are Sponsor Group Affiliated Persons (as defined in Article VIII) only in accordance with the provisions of this Article IX (including, without limitation, the requirements set forth herein with respect to submitting a request that the Board fix a record date for determining the stockholders entitled to take such action) or (iii) pursuant to resolutions adopted by the Board authorizing one or more actions to be taken by written consent, each in accordance with the By-Laws and applicable law.

(b) Request for Record Date. The record date for determining holders of Common Stock entitled to express consent to corporate action in writing without a meeting shall be fixed by the Board or otherwise established under this Article IX. Any stockholder seeking to have the holders of Common Stock authorize or take corporate action by written consent without a meeting shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation and signed by holders of record of at least 25% of the outstanding shares of Common Stock (who shall not have revoked such request and who shall continue to hold the Common Stock at the time such request is delivered) request that a record date be fixed for such purpose. The written request must contain the information set forth or identified in paragraph (c) of this Section 1. Following receipt of the request, the Board shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information requested by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article IX and, if appropriate, may adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If the request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article IX or if no such determination shall have been made by the date required by this Article IX, and in either event no record date has been fixed by the Board, the record date shall be the close of business on the first date on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with paragraph (f) of this Section 1 and Section 228 of the DGCL; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action. The Board may fix a record date to determine the stockholders entitled to deliver written requests, whether or not the Corporation has already received one or more written requests pursuant to this Article IX. A request to set a record date for determining the holders of Common Stock entitled to consent to an action may be revoked by the stockholder who submitted such request by delivery of a revocation of such request to the Corporation at any time prior to the time written requests to set a record date from the holders of 25% of the outstanding shares of Common Stock, submitted in accordance with this Article IX, are received by the Corporation.

(c) Notice Requirements. Any request required by paragraph (c) of this Section 1 must be delivered by the holders of record of at least 25% of the outstanding shares of Common Stock (with evidence of such ownership attached to the request, including, if the record holders submitting such request are not the beneficial owners of such shares, evidence that the beneficial owners on whose behalf the request is submitted beneficially own at least 25% of the outstanding shares of Common Stock), must be executed by each stockholder of record submitting such request and must contain an agreement to solicit consents in accordance with this Article IX, provide a statement of the specific purpose or purposes of the proposal to be taken by written consent of stockholders, the reasons for conducting such business through a written consent of stockholders and any material interest in such business of each stockholder, and must contain (i) such information and representations, to the extent applicable, then required by the By-Laws as though each such stockholder submitting a request was intending to make a nomination or to bring any other matter before a meeting of stockholders and (ii) the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the By-Laws). The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Corporation to determine the validity of the request for a record date and to determine whether the request relates to an action that may be effected by written consent under this Article IX, the By-Laws and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article IX, the stockholders seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, as of the record date for determining the stockholders entitled to consent to such action or actions and as of any other dates as requested by the Corporation, as would be required by the By-Laws as of the record date, and as of other dates, for a meeting of stockholders if such action were a nomination or other matter proposed to be brought before a meeting of stockholders. Any stockholder delivering a request may revoke his, her or its request at any time by written revocation to the secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a stockholder delivering a request of any shares of Common Stock of the Corporation after the date of such request shall be deemed a revocation of the request with respect to such shares, and each such stockholder shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than 25% of the outstanding shares of Common Stock, the Board, in its discretion, may cancel the action by written consent.

(d) Actions Which May Be Taken by Written Consent. The Board shall not be obligated to set a record date for an action by written consent if (i) the record date request does not, or record date requests were solicited in a manner that did not, comply with this Article IX, the By-Laws or applicable law, (ii) such action relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the record date request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting of stockholders or (y) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders, (iv) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the record date request is delivered, (v) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the record date request is delivered (and, for purposes of this clause (v), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (vi) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a record date request, or (vii) the record date request was made, or record date requests were solicited, in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law.

(e) Manner of Consent Solicitation. Holders of Common Stock may take action by written consent only if (i) consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders from all holders of stock of the Corporation entitled to vote on the matter pursuant to and in accordance with this Article IX and applicable law and (ii) the solicitation materials delivered by such stockholders include a description of the action or actions proposed to be taken by written consent and, with respect to each person or entity directing such solicitation or on whose behalf such solicitation is made, a description of any material interest of such person or entity in the action or actions proposed to be taken by written consent, as well as any other information required under applicable law.

(f) Delivery of Consents. No consent shall be effective to take the corporate action referred to therein unless, within 60 days of the first date on which a consent is delivered in the manner required by this Article IX, and not later than 120 days after the record date for determining the stockholders entitled to consent to such action, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. No consents may be delivered to the Corporation at its principal executive offices or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation in the manner required by Section 228 of the DGCL. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of consents, the secretary of the Corporation, or such other officer or agent of the Corporation as the Board may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation, or such other officer or agent of the Corporation as the Board may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent; provided, however, that if the action to which the consents relate is the removal or replacement of one or more members of the Board, the secretary of the Corporation, or such other officer or agent of the Corporation as the Board may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board, to serve as independent inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the secretary of the Corporation, or such other officer or agent of the Corporation as the Board may designate, as the case may be, under this Article IX. If after such investigation the secretary of the Corporation, such other officer or agent of the Corporation as the Board may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the secretary of the Corporation, such other officer or agent of the Corporation as the Board may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g) Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this Article IX, the By-Laws and applicable law. The Board shall determine in good faith whether the requirements set forth in this Article IX and the By-Laws have been satisfied. If the Board shall determine in good faith that any request to fix a record date or any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article IX, the By-Laws or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article IX, the By-Laws or applicable law, then the Board shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the secretary of the Corporation, such other officer or agent of the Corporation as the Board may designate, or the Inspectors, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with paragraph (f) of this Section 1, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Corporation.

(h) Challenge to Validity of Consent. Nothing contained in this Article IX shall in any way be construed to suggest or imply that the Board or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the secretary of the Corporation, such other officer or agent of the Corporation as the Board may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(i) Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article IX shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board and (ii) the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

SECTION 2. Regulation of Stockholder Submissions. The By-Laws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

SECTION 3. Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by the Board.

ARTICLE X - BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, make, alter, amend or repeal the By-Laws of the Corporation. The stockholders of the Corporation may adopt, amend or repeal any By-Law by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote thereon.

ARTICLE XI - AMENDMENT OF CERTIFICATE IN CORPORATION

Subject to any requirement of applicable law and to any voting rights granted pursuant to a Preferred Stock Designation, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. No provision of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted or added, unless such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote thereon, which vote shall be in addition to any other vote required by the DGCL or this Certificate of Incorporation (including any Preferred Stock Designation).

ARTICLE XII - SECTION 203 OF THE DGCL

SECTION 1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL until such time as (i) Section 203 would, but for this Article XII, Section 1, otherwise be applicable to the Corporation, and (ii) no Sponsor Group, together with the Sponsor Group Affiliated Persons of such Sponsor Group, beneficially owns 10% or more of the then outstanding shares of our Common Stock, at which such time the Corporation shall automatically become subject to Section 203 of the DGCL.

SECTION 2. Limitations on Business Combination. Notwithstanding the foregoing, during such time in which the Corporation is not subject to Section 203 of the DGCL, the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (“Exchange Act”) with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (i) Persons who are directors and also officers of the Corporation or (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the Voting Stock of the Corporation outstanding that is not owned by the Interested Stockholder.

SECTION 3. Exceptions to the Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article XII shall not apply if: (i) a stockholder becomes an interested stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (B) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this Section 3 of Article XII; (B) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3 of Article XII.

SECTION 4. Definitions. As used in this Article XII only, and unless otherwise provided by the express terms of this Article XII, the following terms shall have the meaning ascribed to them as set forth in this Section 4 and, to the extent such terms are defined elsewhere in this Certificate of Incorporation, such shall definitions shall not apply to this Article XII.

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Associate,” when used to indicate a relationship with any Person, means:

(i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock;

(ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) to (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Stockholder” shall not include (a) any Sponsor Group, Sponsor Group Affiliated Persons, any Sponsor Group Transferee or any current or future Affiliates or successor or any “group,” or any member of any such group, to which such a Person is a party under Rule 13d-5 of the Exchange Act or (b) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such Person specified in this clause (b) shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Sponsor Group Transferee” means any person that acquires (other than in connection with a registered public offering) voting stock of the Corporation from any Sponsor Group, Sponsor Group Affiliated Person or any Affiliates or successors or any “group,” or any member of such group, to which such a person is a party under Rule 13d-5 of the Exchange Act and who is designated in writing by a Sponsor Group or Sponsor Group Affiliated Person as a “Sponsor Group Transferee.”

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “Voting Stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article XII shall refer to such percentage of the votes of such voting stock.

ARTICLE XIII—EXCLUSIVE FORUM

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or this Certificate of Incorporation or the By-Laws (as either may be amended and/or restated from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware that has subject matter jurisdiction. This subsection (a) shall not apply to claims arising under the Securities Act of 1933, as amended, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including, the applicable rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this day of .

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